Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Nanobiotix S.A.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	1	Ordinary shares, €0.03 nominal value per share, 2026 Free Share Plan	457(c) and 457(h)	1,663,202	$35.31	$58,727,662.62	0.00013810	$8,110.29
Total Offering Amounts						$58,727,662.62		$8,110.29
Total Fee Offsets								—
Net Fee Due								$8,110.29

(1)
The amount of shares registered may be represented by American Depositary Shares, or ADSs, of Nanobiotix S.A. (the “Registrant”). Each ADS represents one ordinary share of the Registrant. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-250880).

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant that may become issuable under the Registrant’s 2026 Free Share Plan by reason of any share dividend, share split, share combination, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act based upon the price of $35.31 per ADS, which was the average of the high and low prices of the ADS as reported on NASDAQ for June 3, 2026 (rounded to the nearest cent).